SEPARATION AGREEMENT AND GENERAL RELEASE

AGREEMENT, dated as of the 5th day of November, 2010, by and between CAPRIUS INC., a Delaware corporation located at 10 Forest Avenue, Paramus, New Jersey 07652 (the "Company"), and JONATHAN JOELS ("Employee"), who is domiciled at 191 South Woodland Street, Englewood, NJ 07631.

WHEREAS:

A.           The Company has employed Employee as an executive officer on an "at will" basis, and without any employment agreement, severance arrangement, or severance policy;

B.           The Company and Employee have agreed to the termination of Employee's employment with the Company and the resignation of his positions with the Company and its subsidiaries; and

C.           The parties desire to set forth fully the terms and conditions of the termination of the Employee's employment with the Company and the resignation of his positions with the Company and its subsidiaries.

NOW, THEREFORE, IT IS AGREED THAT:

1.	Termination.

1.1.	Employee's employment with the Company terminated effective at the close of business on September 15, 2010 (the "Termination Date").

1.2.	Effective as of the Termination Date, Employee has been terminated as an officer of the Company, as well as of any of its subsidiaries of which he is an officer.

1.3.
Effective as of the date hereof (the “Execution Date”), Employee has resigned as a director of Company, as well as of any of its subsidiaries of which he is a director, and as a trustee of the Company’s 401(k) retirement plan.

2.	Consideration.

2.1.
The Company and Employee acknowledge and agree that Employee is entitled to $122,565.52, less applicable federal, state, local taxes and other payroll deductions (the “Compensation Amount”), as payment for accrued but unpaid compensation through the Termination Date, interest on accrued compensation being offered and paid on an ex gratia basis, and for unpaid expenses.  Other than the Compensation Amount, the Company does not owe nor is otherwise liable to Employee for other wages, salary, commissions, severance, bonuses, expenses, vacation pay, employee benefits, or other compensation or payments of any kind or nature with respect to his employment with the Company and its subsidiaries.

2.2.	Employee acknowledges and agrees that, upon receipt of the Payment Amount (as defined below), he shall be deemed to have been paid his regular salary and benefits through the Termination Date.

2.3.
In consideration of the termination of all relationships and claims between Employee and the Company, the Company shall pay to Employee, and Employee agrees to accept, $127,434.48 (collectively with the Compensation Amount, the “Payment Amount”).

3.
Capital Stock.  Employee holds vested options (the "Options") for the purchase of an aggregate of 450,000 shares of the Company's Common Stock as set forth in Schedule A annexed hereto. Other than the Options, Employee does not hold any other stock options, warrants or other rights to purchase shares of the Company's Common Stock or Preferred Stock. Employee's rights with respect to the Options are as set forth in the respective Option Agreements and Stock Option Plans pursuant to which the Options were granted.

3.1.	As of the Termination Date, Employee was the record owner of 226,609 shares of the Company’s Common Stock, and no shares of its Preferred Stock.

4.	Return of Materials.

4.1.
Employee represents and warrants that he has returned to the Company any and all documents, keys, software, equipment (including, but not limited to, computers and computer-related items, including passwords), confidential information, organizational documents, Company credit cards, telephone cards, cellular telephones and all other materials or other things in Employee's possession, custody, or control which were or are the property of the Company, including, but not limited to, any Company identification, keys and the like, wherever such items may have been located.  Employee represents and warrants that he has not reformatted, erased, or destroyed any electronic or hardcopy data owned by the Company as of the Termination Date, except for data on the laptop to which the Company had inspected on the Termination Date. Employee is not required to return the laptop or the blackberry assigned to him upon Employee’s agreement to be responsible for all costs related to said equipment.

4.2.
Employee represents and warrants that other than those materials Employee has returned to the Company pursuant to Paragraph 4.1 above, Employee has not copied or caused to be copied, and has not printed-out or caused to be printed-out, any software, computer disks, or other documents other than those documents generally available to the public or directly related to Employee's services with the Company, or retained any other materials originating with or belonging to the Company, and that Employee will not do so. Employee further represents and warrants that he has not retained any software, documents or other materials in machine or other readable form, which are the property of the Company, originated with the Company, were obtained or created in the course of his employment, or related to employment with the Company.

4.3.
Employee has provided to the Company a list of all passwords for access to the Company's computer system, e-mail system, voicemail system and bank accounts presently in effect for Employee. Employee represents and warrants that after the Termination Date he will not use or access the Company’s computer system, voice-mail system, e-mail system or facsimile system. Employee has further provided to the Company a list of bank and brokerage accounts on which he is a signatory on behalf of the Company or its subsidiaries.

4.4
The Company agrees to take reasonable commercial steps to delete Employee’s personal computer files from the Company’s computer server, and Employee agrees to assist Company in identifying such files at the Company’s request; provided, that the Company may retain all electronic copies of such files residing on its automatic computer backup systems, provided such copies are not used or disclosed by the Company.

5.
Payment. Within two business days after the Execution Date, the Company shall deposit or cause the deposit of the Payment Amount with Carter Ledyard Milburn LLP (the “Agent”), such Payment Amount to be held in escrow by the Agent pending either payment of the Payment Amount to Employee or return of the Payment Amount to the Company, as provided for in this Agreement.  On the eighth day after the Execution Date (except if such day is not a business day in the State of New York, then on the immediately following business day), in full and final settlement and satisfaction of any and all claims of Employee, Agent, on behalf of the Company, will, subject to the provisions set forth in this Agreement, pay to Employee the Payment Amount.

In the event Employee does not receive the Payment Amount by the above payment date, at the option of, and upon notice to the Company by, Employee this Agreement shall be null and void ab initio.

In the event Employee gives notice to the Company pursuant to Paragraph 17.4, at the option of the Company, and upon notice to Employee, this Agreement shall be null and void ab initio except with respect to Paragraph 1.3 which shall remain effective, and the Payment Amount shall be paid as directed by the Company.

6.	Benefits.

Employee had continued to be covered under the group health insurance coverage, in accordance with the terms of the Company's group policy, until 12:00 midnight September 30, 2010.

Employee is entitled to any rights guaranteed by the Consolidated Omnibus Budget Reconciliation Act of 1985 or equivalent statute ("COBRA"). The premium and other payments required for any continued group health insurance coverage after September 30, 2010, in accordance with COBRA, will be the sole responsibility of Employee.

7.	Mutual Releases.

7.1.
Employee, in consideration of the monies paid or to be paid to him pursuant to this Agreement and the mutual promises set forth herein, releases and forever discharges the Company and its current and former controlling stockholders, subsidiaries, directors, officers, employees, lenders, agents, attorneys, successors, and assigns (and the current and former directors, officers, employees, lenders, agents, and attorneys of such subsidiaries), and all persons acting by, through, under, or in concert with any of them (hereinafter, collectively and individually, the "Company Releasees"), from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims; and demands whatsoever, whether known or unknown, in law, admiralty or equity, whether statutory or common law, whether federal, state, local or otherwise, including, but not limited to, any claims related to, or arising out of any aspect of Employee's employment with the Company, any arrangement concerning such employment, or the termination of such employment, which, against the Company Releasees, Employee ever had, now has or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of the world to the Execution Date of this Agreement, including, but not limited to:

7.1.1
any and all claims of wrongful discharge or breach of contract, any and all claims for equitable estoppel, any and all claims for employee benefits, including, but not limited to, any and all claims under the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, and any and all claims of employment discrimination on any basis or of unlawful retaliation, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), under the Civil Rights Act of 1866, 42 U.S.C. § 1981, as amended, under the Americans With Disabilities Act of 1990, under the Civil Rights Act of 1991, under the Immigration Reform and Control Act of 1986, as amended, and under the New Jersey Law Against Discrimination, as amended;

7.1.2	any and all claims under any other federal, state or local labor law, civil rights law, fair employment practices law or human rights law;

7.1.3
any and all claims of slander, libel, defamation, invasion of privacy, intentional and negligent infliction of emotional distress, intentional or negligent misrepresentation, fraud; and prima facie tort; and

7.1.4
any and all claims for monetary recovery, including, but not limited to, back pay, front pay, severance, vacation, expenses, liquidated, compensatory and punitive damages, and attorneys' fees, experts' fees, disbursements or costs, which against the Company Releasees, Employee, Employee's heirs, executors, administrators, or assigns ever had, now have, or hereafter can, will, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the execution date of this Agreement; provided, however, nothing in this Paragraph 7.1 releases, diminishes or otherwise affects any vested monies or other benefits to which Employee might be entitled from or pursuant to this Agreement or the Options.

7.2.
In consideration of the mutual promises made pursuant to this Agreement, the Company releases and forever discharges Employee and his heirs, executors, and administrators, and assigns (Employee and the foregoing other persons are hereinafter defined separately and collectively as the "Employee Releasees") from all actions, causes of action, suits, debts, dues sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, whether known or unknown, in law, admiralty or equity, whether statutory or common law, whether federal, state, local or otherwise, including, but not limited to, any claims related to, or arising out of any aspect of Employee's employment with the Company, any agreement concerning such employment, or the termination of such employment, which, against the Employee Releasees, the Company ever had, now has, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of the world to the Execution Date of this Agreement; provided, however, nothing in this Paragraph 7.2 releases, diminishes or otherwise affects any obligations Employee has pursuant to this Agreement.

8.	Covenant Not to Sue, Non Disparagement.

8.1.
Except as provided in Paragraph 17, Employee represents and warrants that Employee has never commenced or filed, and covenants and agrees never to commence, file, aid, or in any way prosecute or cause to be commenced or prosecuted against the Company Releasees, or any of them, any action, charge, complaint, or other proceeding, whether administrative, judicial, legislative or otherwise, including, but not limited to, any action or proceeding for attorneys' fees, experts' fees, disbursements or costs, based upon or seeking relief on account of actions or failures to act by the Company Releasees, or any of them, which may have occurred or failed to occur before Employee's execution of this Agreement. This Paragraph 8 will not bar Employee from complying with any court order, subpoena or other direction by a court, administrative agency or legislative body.

8.2.
In consideration of the execution of this Agreement, Employee agrees that he will not at any time or in any manner, directly or through others, make any disparaging or negative statements or remarks concerning the Company or the other Company Releasees.

8.3.	The Company will not, and will instruct the other Company Releasees not to, at any time or in any manner make any disparaging or negative statements or remarks concerning Employee.

8.4	The Company will cooperate with reasonable requests by Employee in communicating with potential employers of Employee with respect to his prior services with the Company.

9.
Further Assurances.  Employee agrees that he will comply with any reasonable request by the Company asking for Employee's testimony or evidence as such may relate to any legal or administrative proceeding, or threatened proceeding or investigation involving the Company, its stockholders or subsidiaries, or with respect to matters worked on by Employee prior to the Termination Date. Employee further agrees that he will comply with any reasonable request by the Company asking for information, execution of documents or cooperation concerning any matters with which Employee dealt or about which Employee obtained knowledge during his employment with the Company, including, but not limited to, notification to banks that he has ceased to be a signatory of the Company and its subsidiaries.. The obligations of Employee under this Paragraph are subject to the availability of Employee. The Company will reimburse Employee for his out-of-pocket expenses incurred with respect to such cooperation pursuant to this Paragraph.

10.
Confidentiality. Employee will keep confidential, and will not hereafter, directly or indirectly, appropriate for his own use, or disclose, furnish, or make available to any person, firm, corporation, limited liability company, partnership, governmental agency or other entity, any trade secret, proprietary information or confidential information of the Company and its subsidiaries, including, but not limited to, information relating to trade secrets, proprietary processes, product methods and designs, pricing strategies, customer lists, customer agreements, customer contacts, marketing plans, product development, sales, advertising or promotional programs, financial results, financial records and regulatory matters and compliance, employee compensation and benefit records, and other confidential business matters. Employee acknowledges, ratifies and reaffirms without limitation all of the terms and conditions stated in the Confidentiality Agreement, dated August 17, 2000, between Employee and the Company (the "Confidentiality Agreement).

11.	Construction.

11.1.
The Company and Employee respectively represent and acknowledge that each has had an ample opportunity to review and comment on this Agreement. This Agreement will be read and interpreted according to its plain meaning and any ambiguity will not be construed against either party. It is expressly agreed by the parties that the judicial rule of construction that a document should be more strictly construed against the draftsperson thereof will not apply to any provision of this Agreement.

11.2.	As used in this Agreement, the singular or plural number will be deemed to include the other whenever the context so indicates or requires.

11.3
All notices to be given pursuant to this Agreement shall be in writing and delivered in person or sent by recognized overnight courier, and deemed effective upon receipt, to the parties at the addresses set forth in the caption to this Agreement or such other address as either party hereto may hereafter duly give to the other party.

12.	Indemnification.

12.1.
Employee agrees to indemnify and hold harmless each and all of the Company Releasees from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys' fees, incurred by the Company Releasees, or any of them, arising out of any breach by Employee of this Agreement, or the fact that any representation made by Employee in this Agreement was false when made, or with respect to the payment of taxes (including interest and penalties thereon) and any appropriate payroll deductions with respect to any portion of the Compensation Amount or Termination Amount for which Employee instructed the Company not to withhold tax or make payroll deductions.

12.2.
The Company agrees to indemnify and hold Employee harmless with respect to any claims hereafter asserted against Employee in his capacity as an officer or director of the Company or any of its subsidiaries as to which Employee was entitled to and met the standards for indemnification as of the Termination Date in his such capacities} to the extent then provided in the Certificate of Incorporation and By-Laws.

12.3
To the extent that the Company, as of the Effective Date, maintains director and officer liability insurance policies on its officers and directors, the Company shall use its commercially reasonable efforts to cause such policies to cover Employee with respect to acts by him as an executive officer and director of the Company prior to the Execution Date for a period of six years following the Execution Date, provided that the coverage amounts and the continuation of such policies (including for the six year period referenced above) shall be at the sole discretion of the Company (it being understood and agreed that, with respect to determination of coverage amounts and continuation of such policies by the Company, Employee shall be treated similarly with, and no worse than, the other officers and directors of the Company).

13.
Governing Law.  This Agreement will be deemed to have been made in New Jersey, and will be interpreted, construed and enforced, and any and all disputes relating to or arising to this Agreement will be resolved, pursuant to the substantive laws of the State of New Jersey, without regard to choice of law principles.

14.
Severability.  Should any provision of this Agreement be declared or determined by a court to be illegal, unenforceable or invalid, the legality, enforceability or validity of the remaining provisions will not be affected thereby and said illegal, unenforceable or invalid provision will be deemed not to be a part of this Agreement.

15.
Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, fully satisfies, supersedes, and terminates, any and all prior agreements or understandings between them; provided, however, that the Option Agreements and the Confidentiality Agreement will each remain in full force and effect pursuant to their respective terms. This Agreement cannot be amended, modified or terminated except by a writing executed by the parties hereto.

16.
No Representations.  Employee expressly acknowledges, represents, and warrants that the terms and provisions of this Agreement herein stated are the only consideration for signing this Agreement; that no other promise or agreement of any kind has been made to or with any person or entity whatsoever to cause the signing of this Agreement; and that, in executing this Agreement, Employee does not rely and has not relied upon any representation or statement made by any of the Company Releasees or by any of the Company Releasees' agents, representatives; or attorneys with regard to the subject matter, basis; or effect of this Agreement or otherwise.

17.	Statutory Effect. Notwithstanding any other provision of this Agreement to the contrary:

17.1.	The Company and Employee agree that, by entering into this Agreement, Employee does not waive rights or claims that may arise after the Execution Date of this Agreement.

17.2.
The Company and Employee agree that this Agreement will not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the "EEOC") to enforce the ADEA and other laws, and further agree that this Agreement will not be used to justify interfering with Employee's protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The Company and Employee further agree that Employee knowingly and voluntarily waives all rights or claims that arose prior to Employee's execution of this Agreement Employee may have against the Company Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys' fees) as a consequence of any charge filed with the EEOC, and of any litigation concerning any facts alleged in any such charge.

17.3.
This Agreement will not affect or be used to interfere with Employee's protected right, under the Older Worker Benefit Protection Act, or like statute or regulation, to test in any court the validity of the waiver of rights set forth in this Agreement.

17.4.
The Company and Employee agree that, for a period of seven (7) days following the Execution Date of this Agreement, Employee has the right to revoke this Agreement by written notice to Mr. Dwight Morgan, President, Caprius Inc., 10 Forest Avenue, Paramus, New Jersey 07652. The Company and Employee further agree that this Agreement will not become effective or enforceable until the eighth (8th) day after the Execution Date of this Agreement, and that in the event Employee revokes this Agreement prior to the eighth (8th) day after the Execution Date of this Agreement, this Agreement, and the promises contained in this Agreement, will automatically be deemed null and void, and the Agent shall pay the Payment Amount as directed by the Company.

17.5.
The Company hereby advises and urges Employee in writing to consult with an attorney prior to executing this Agreement. Employee represents and warrants that the Company has given Employee a period of twenty-one (21) days in which to consider this Agreement before executing this Agreement.

17.6.
Employee's acceptance of the monies paid by the Company, as described in Paragraph 5 of this Agreement, at any time more than seven (7) days after the execution of this Agreement will constitute an admission by Employee that Employee did not revoke this Agreement during the revocation period of seven (7) days; and will further constitute an admission by Employee that this Agreement has become effective and enforceable.

17.7.
If Employee executed this Agreement at any time prior to the end of the twenty one (21) day period that the Company gave Employee in which to consider this Agreement pursuant to Paragraph 17.5, such early execution was a knowing and voluntary waiver of Employee's right to consider this Agreement for twenty one (21) days, and was due to Employee's belief that he had ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney.

18.
Representation. EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS: CAREFULLY READ THIS AGREEMENT; FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; HAD AMPLE TIME TO CONSIDER AND NEGOTIATE THIS AGREEMENT; BEEN ADVISED AND URGED BY THE COMPANY TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; AND EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH SUCH ADVICE FROM AN ATTORNEY AS EMPLOYEE DEEMED APPROPRIATE.

19.
Securities Law Compliance. Employee hereby acknowledges and agrees that, notwithstanding any of the provisions of this Agreement, the termination of his employment hereunder, and the resignations described herein, he is aware and has been advised by his attorney that the Company’s securities are publicly registered and that the United States securities laws prohibit any person who has material non-public information about an issuer with publicly registered securities, such as the Company, from purchasing or selling securities of such issuer.

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

CAPRIUS INC.

By:	/s/ Dwight Morgan	/s/ J. Joels
	Dwight Morgan	JONATHAN JOELS
President